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                                                                      Exhibit 18

                           GERBER CHILDRENSWEAR, INC.
                                  1333 Broadway
                                    Suite 700
                            New York, New York 10018

February 7, 2002


Kellwood Company
600 Kellwood Parkway
Chesterfield, MO 63017
Attention: Mr. Hal J. Upbin,
           Chairman, President & C.E.O.


                              Re: No-Shop Agreement

Dear Mr. Upbin:

         Gerber Childrenswear, Inc. (the "Company") has on the date hereof received the non-binding proposal from Kellwood Company ("Kellwood") to acquire all of the outstanding equity securities of the Company (the "Shares") either directly or through one or more subsidiaries of Kellwood (the "Proposal"). For reference purposes a copy of the Proposal is attached hereto as Exhibit A.

         In consideration of Kellwood's commitment to expend the out-of-pocket expenses necessary to expeditiously conduct its due diligence investigation of the Company and evaluate whether to make a binding offer to acquire the Shares on terms no less favorable to the Company and its stockholders than those contemplated by the Proposal (the "Transaction"), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Kellwood and the Company each hereby agree as follows:

1. No Solicitation. The Company does not have any binding obligation, other than confidentiality obligations, regarding the sale of the Company, whether through the sale of all or part of its stock or assets or any other similar transaction. Until the earlier of (x) 30 days after the date of this letter agreement and (y) the date Kellwood advises the Company in writing that it is no longer interested in pursuing a transaction with the Company (the period from the date of this letter until such earlier date, hereinafter the "No-Shop Term"), the Company shall not, nor shall the Company permit any of its subsidiaries or affiliates to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its or their subsidiaries or affiliates to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing

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non-public information or assistance), any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as hereinafter defined),
(ii) participate in any discussions or negotiations regarding any Acquisition Proposal other than Kellwood's Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal other than Kellwood's Proposal; provided, however, that if, at any time the Company's board of directors determines in good faith, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), that the failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Acquisition Proposal, (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in reasonably customary form and (y) participate in discussions or negotiations regarding such Acquisition Proposal. In such event, the Company shall promptly notify Kellwood if any inquiry or Acquisition Proposal is made or any information is requested. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer (or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in the foregoing) from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this letter agreement.


2. Non-Publicity. Except as and to the extent required by law, neither the Company nor Kellwood nor any of their respective Advisors (as hereinafter defined) shall, issue or cause any press release or public or private announcement or communication with respect to, or otherwise disclose or permit the disclosure of, the contents or existence of this letter agreement or the terms of the Proposal without the prior approval of the other parties; provided, however, each party may disclose the contents or existence of this letter agreement and the Proposal to its own directors, officers, employees, agents, affiliates, legal, accounting and financial representatives and advisors (collectively, the "Advisors") who need to know such information for the purpose of evaluating the Proposal or pursuing a Transaction. Each party shall inform its Advisors of the confidential nature of such information and shall direct its respective Advisors to treat such information confidentially and otherwise to comply with the terms of this letter agreement. Each of the Company and Kellwood acknowledges and agrees that, notwithstanding any provision thereof to the contrary, the Confidentiality Agreement between them dated as of August 31, 2000 attached hereto as Exhibit B (the "Confidentiality Agreement"), remains in full force and effect as of the date hereof and the provisions thereof shall survive for a period of one year from the date of this letter agreement.

3. Access; Standstill. Subject to the provisions of paragraph 2 hereof and the Confidentiality Agreement, during the No-Shop Term, the Company shall provide toKellwood and its Advisors access to such information and documents (the "Evaluation Material") regarding the Company, including access to the Company's places of business and operations, and to the personnel and representatives of the Company, as Kellwood may reasonably request for purposes of conducting its due diligence in furtherance of consummating the Transaction. In consideration of the Evaluation Material being furnished to Kellwood, Kellwood agrees, except

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in connection with pursuing the Transaction, that, for a period of one year from the date of this letter agreement, unless previously invited in writing by the Company's board of directors, neither Kellwood nor any of its Advisors, or any person acting in concert with Kellwood or any of its Advisors (collectively, the "Restricted Parties") will in any manner, directly or indirectly, including, without limitation, by way of providing financing or information to any other person seeking to do any of the following: (a) affect or seek, or propose (whether publicly or otherwise) to affect or cause (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries, except pursuant to a stock split, stock dividend or similar distribution available to the Company's shareholders generally, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; (b) otherwise seek to influence or control the Company's board of directors or seek to influence or control the management or policies of the Company; (c) make or participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or make or participate in any solicitation of consents to vote any voting securities of the Company; (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; (e) form, join or in any way participate in a "group"
(as defined under the Securities Exchange Act of 1934) or in any way join, assist or encourage any other person to effect or seek, offer or propose
(whether publicly or otherwise) to effect or participate in any of the types of matters set forth in (a) or (b) above; or (f) enter into any negotiations, discussions or arrangements with, or otherwise facilitate, assist or encourage the efforts of, any third party with respect to any of the foregoing.

4.   Miscellaneous.

     (a) This letter agreement, together with the Confidentiality Agreement, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This letter agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written agreement signed by each of the parties hereto.

     (b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     (c) This letter agreement is governed by the laws of the State of New York applicable to contracts to be performed entirely within the State of New York, without regard to its principles of conflicts of law, and any disputes or actions brought by any party hereto against any other party hereto in connection with this letter of intent shall only be brought in New York in the federal courts located in the Southern District or state courts in the Second Department therein.

     (d) The parties understand and agree that money damages would not be an adequate remedy for any breach of Section 2 by a party or any of its representatives or agents and that the non-breaching party shall be entitled to seek equitable relief, including injunctive relief and

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specific performance (without the posting of a bond in connection therewith), if the other party or any of its representatives or agents breach or threaten to breach any provision of Section 2.

     (e) The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of the other provisions of this letter agreement, which shall remain in full force and effect provided that the benefits of this Agreement and the intent of the parties is not frustrated thereby.

5. Counterparts. This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

                                      * * *

                            [Signature pages follow]

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     Please acknowledge your agreement to the foregoing by signing and returning to me the enclosed duplicate copy of this letter agreement.

                                          GERBER CHILDRENSWEAR, INC.


                                          By: /s/ Edward Kittredge
                                             ------------------------------
                                             Name:  Edward Kittredge
                                             Title: Chairman & CEO

ACCEPTED AND AGREED TO:

KELLWOOD COMPANY


By: /s/ W. Lee Capps
   -----------------------------
   Name:  W. Lee Capps III
   Title: Vice President & CFO

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